EXHIBIT 99.2

                              ROBINSON NUGENT, INC.
                          RESPONSE TO REPURCHASE OFFER


To:         Robinson Nugent, Inc.
            800 East Eighth Street
            Post office Box 1208
            New Albany, Indiana 47151-1208

Attention:  Larry W. Burke

         I have received and reviewed the Repurchase Offer dated ___________, 2000 from Robinson Nugent, Inc. (the "Company") and the Plan Summary and Prospectus dated August 31, 2000 and a Supplement thereto dated ___________, 2000, describing my right to require the Company to repurchase shares acquired upon the exercise of stock options granted to me under the 1993 Employee and Non-Employee Director Stock Option Plan of the Company or to reimburse me for any loss on a subsequent sale of those shares.


Option 1: _________. I hereby accept the Repurchase Offer and deliver the certificate(s) for the shares to be repurchased, duly endorsed for transfer to the Company.

Option 2: _________. I hereby accept the offer to reimburse my loss on a sale of shares and include herein evidence of that loss.

Option 3: _________. I do not wish to accept the Repurchase Offer and hereby release the Company from any claim I may have under the Securities Act of 1933, as amended, with respect to my purchase of option shares.



                                             -----------------------------------
                                             Signature of Participant

                                             Date: ______________________, 2000